Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of October 30, 2007

by and among

MAPFRE S.A.,

MAGELLAN ACQUISITION CORP.

and

THE COMMERCE GROUP, INC.

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ARTICLE I	THE MERGER	1

Section 1.1	The Merger	1
Section 1.2	Effective Time of the Merger	1
Section 1.3	Effects of the Merger	1
Section 1.4	Closing	2
Section 1.5	Further Assurances	2

ARTICLE II	THE SURVIVING CORPORATION	2

Section 2.1	Articles of Organization	2
Section 2.2	Bylaws	2
Section 2.3	Directors	2
Section 2.4	Officers	2

ARTICLE III	EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES	3

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

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ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY	25

ARTICLE VI	COVENANTS OF THE PARTIES	27

ARTICLE VII	CONDITIONS	37

Section 7.1	Conditions to Each Party's Obligation to Effect the Merger	37

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Section 7.2	Conditions to Obligations of Parent and Subsidiary	37
Section 7.3	Conditions to Obligations of the Company	38

ARTICLE VIII	TERMINATION	39

Section 8.1	Termination	39
Section 8.2	Effect of Termination	40

ARTICLE IX	GENERAL PROVISIONS	41

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INDEX OF DEFINED TERMS

ACIC Options	5	HSR Act	10
Acquisition Proposal	34	Insurance Laws	8
Agency Plan	36	Intellectual Property Rights	22
Agent Option Payment	6	IRS	17
Agreement	1	Laws	10
Alternative Transaction	40	Leased Real Property	20
Antitrust Division	30	Licensed Intellectual Property Rights	22
Antitrust Filings	10	Lien	9
Business Day	44	Material Contract	13
Closing	2	MBCA	1
Closing Date	2	Merger	1
Code	6	Merger Filing	1
Commitment	27	New York Courts	43
Common Stock Consideration	1	Notice Period	34
Company	1	Option	5
Company Actuarial Analyses	25	Option Consideration	5
Company Certificate	3	Owned Intellectual Property Rights	22
Company Common Stock	1	Owned Real Property	20
Company Disclosure Schedule	7	Parent	1
Company Financial Advisor	25	Parent Insurance Approvals	26
Company Material Adverse Effect	7	Parent Material Adverse Effect	26
Company Permits	15	Parent Notice	34
Company Plan	18	Parent Representatives	32
Company Producers	24	Paying Agent	3
Company Real Property	20	Pension Plan	18
Company Regulatory Approvals	11	Permitted Liens	20
Company Reinsurance Agreements	24	Person	44
Company Representatives	33	Plan	36
Company SAP Statements	12	Post-Closing Tax Period	17
Company SEC Report	11	Proxy Statement	10
Company Shareholders' Approval	10	Recommendation	32
Company Subsidiary	3	Release	21
Confidentiality Agreement	33	Restricted Stock Units	5
Dissenting Shareholders	1	RSU Agreement	5
Dissenting Shares	1	RSU Consideration	5
Effective Date Holder	3	SAP	7
Effective Time	1	SEC	10
Environmental Law	21	Securities Act	9
Equity Awards	5	Shareholders Meeting	14
Equity Award Consideration	5	Subsidiary	1
ERISA	17	Subsidiary	44
ERISA Affiliate	18	Superior Proposal	34
ESOP	36	Surviving Corporation	1
Exchange Act	9	Tax Return	16
Exchange Rules	32	Taxes	16
Expense Reimbursement	41	Termination Date	39
FTC	30	Termination Fee	40
GAAP	7	To the Knowledge of the Company	13
Governmental Authority	5	Welfare Plan	18
Hazardous Materials	21

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AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of October 30, 2007 (this "Agreement"), is made and entered into by and among MAPFRE S.A., a company organized under the laws of Spain ("Parent"), Magellan Acquisition Corp., a Massachusetts corporation and an indirect wholly-owned subsidiary of Parent ("Subsidiary"), and The Commerce Group, Inc., a Massachusetts corporation (the "Company").

BACKGROUND

      WHEREAS, Parent, Subsidiary and the Company wish to provide for a merger of Subsidiary with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Massachusetts Business Corporation Act (the "MBCA"), whereby all of the issued and outstanding shares of common stock, par value $0.50 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as hereinafter defined), other than (i) the shares of Company Common Stock owned directly or indirectly by Parent, Subsidiary or the Company and (ii) to the extent appraisal rights are available under the MBCA, any shares of Company Common Stock ("Dissenting Shares") held by record holders or beneficial owners of shares of Company Common Stock who duly satisfy the applicable requirements of the MBCA for the exercise of appraisal rights and to obtain payment of the fair value for their shares ("Dissenting Shareholders"), will be converted into the right to receive $36.70 per share in cash (the "Common Stock Consideration");

WHEREAS, the Board of Directors of Parent has unanimously approved, and the respective Boards of Directors of each of Subsidiary and the Company have unanimously adopted, this Agreement; and

WHEREAS, Parent, Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

      Section 1.1  The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the MBCA, Subsidiary shall be merged with and into the Company. At the Effective Time, the separate existence of Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

      Section 1.2  Effective Time of the Merger. The Merger shall become effective at the time (such time, the "Effective Time") of the filing of articles of merger (in the form required by, and executed in accordance with, the relevant provisions of the MBCA) with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCA (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as promptly as practicable following the Closing.

      Section 1.3  Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MBCA, including Section 11.07. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises, and all and every other interest of Subsidiary and the Company, shall

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vest in the Surviving Corporation, and all debts, liabilities and duties of Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.4  Closing. Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth in this Agreement, a closing to effectuate the consummation of the Merger (the "Closing") shall take place at 10:00 am local time on the fifth business day after the satisfaction or waiver of all the conditions set forth in Article VII (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, or at such other time or place as Parent and the Company may agree. The date on which the Closing occurs is sometimes referred to in this Agreement as the "Closing Date."

      Section 1.5  Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

THE SURVIVING CORPORATION

      Section 2.1  Articles of Organization. The articles of organization of the Company as in effect immediately prior to the Effective Time shall be amended in the Merger to be identical to the articles of organization of Subsidiary as in effect immediately prior to the Effective Time (except that the articles of organization shall provide that the name of the Surviving Corporation shall be the name of the Company) and, as so amended, shall be the articles of organization of the Surviving Corporation after the Effective Time until thereafter amended in accordance with applicable law.

      Section 2.2  Bylaws. From and after the Effective Time, the bylaws of Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time until thereafter amended in accordance with applicable law.

      Section 2.3  Directors. From and after the Effective Time, the directors of the Surviving Corporation shall be the directors of Subsidiary immediately prior to the Effective Time and shall serve in accordance with the articles of organization and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

      Section 2.4  Officers. Unless otherwise determined by Parent, the officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time and such officers shall serve in accordance with the articles of organization and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

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ARTICLE III

EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

      Section 3.1  Conversion of Company Common Stock in the Merger. At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of any capital stock of Parent, Subsidiary or the Company:

      (a)    each previously-issued share of Company Common Stock that remains outstanding immediately prior to the Effective Time, other than any shares required to be canceled pursuant to Section 3.1(b) and any Dissenting Shares, shall be converted into the right to receive the Common Stock Consideration, payable to the holder thereof, in each case without interest, upon surrender of the certificate formerly representing such share of the Company Common Stock and such other documents as reasonably may be required in accordance with Section 3.3, and all such shares of Company Common Stock, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a "Company Certificate") shall cease to have any rights with respect thereto, except the right to receive the Common Stock Consideration per share therefor, without interest, upon the surrender of such certificate in accordance with Section 3.3 or to perfect any rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the MBCA, as well as the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time and each holder of shares of Company Common Stock issued in uncertificated form similarly shall cease to have any rights with respect thereto, except the right to receive the Common Stock Consideration per share therefor, without interest, upon compliance with the requirements of Section 3.3 or to perfect any rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the MBCA, as well as the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time; and

      (b)    each share of Company Common Stock of the Company, if any, owned of record or beneficially, directly or indirectly, by Parent or Subsidiary or held in treasury by the Company or any subsidiary of the Company (each a "Company Subsidiary") immediately prior to the Effective Time (other than shares held in a fiduciary capacity) automatically shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

      Section 3.2  Conversion of Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent as the sole shareholder of Subsidiary, each issued and outstanding share of common stock, par value $0.10 per share, of Subsidiary that is issued and outstanding prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.50 per share, of the Surviving Corporation.

Section 3.3 Surrender and Exchange of Certificates.

      (a)    Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "Paying Agent"), and from and after the Effective Time Parent shall deposit or cause to be deposited with the Paying Agent cash in an amount equal to the aggregate amounts payable under Sections 3.1(a) and 3.5.

      (b)    As soon as reasonably practicable after the Effective Time but in no event later than five (5) business days after the date thereof, Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock (each an "Effective Date Holder") whose shares were converted into

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the right to receive the Common Stock Consideration pursuant to Section 3.1(a), (i) a letter of transmittal in customary form for transactions of this nature (which shall specify that for holders of shares not issued in uncertificated form, delivery of such holder's Company Certificates shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Common Stock Consideration and instructions for use by holders of shares issued in uncertificated form. Upon delivery to the Paying Agent of a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, including where applicable delivery of Company Certificates, each Effective Date Holder shall be entitled to receive in exchange therefor the Common Stock Consideration for each share of Company Common Stock covered by the letter of transmittal, in accordance with Section 3.1(a), and the Company Certificates so surrendered shall be canceled. If a transfer of ownership of Company Common Stock has occurred but has not been registered in the transfer records of the Company, a check representing the proper amount of Common Stock Consideration may be issued to the transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents and endorsements required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as provided in this Section 3.3, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Stock Consideration for each share of Company Common Stock represented thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Company Certificate.

      (c)    Promptly following the date that is twelve months after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession or control relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation or Parent and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the Common Stock Consideration, payable upon due surrender of the Company Certificate without any interest thereon.

      (d)    If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Common Stock Consideration deliverable in respect thereof determined in accordance with this Article III; provided, however, that Parent or the Paying Agent may, in its discretion, require the delivery of an indemnity or bond in customary amount against any claim that may be made against the Surviving Corporation with respect to such Company Certificate or ownership thereof.

      (e)    The Paying Agent shall invest any funds held by it for purposes of this Section 3.3 as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to any such investments, Parent shall be responsible to ensure that the Paying Agent has access to funds sufficient to make any required payments under this Article III promptly when due.

      (f)    None of Parent, Subsidiary, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any of the Common Stock Consideration would otherwise escheat or become the property of any federal, state, local, municipal or foreign government, whether national, regional or local, any instrumentality, subdivision, court, self-regulatory organization, administrative agency or commission or other authority

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thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (any of the foregoing, a "Governmental Authority"), any amounts payable in respect thereof shall, to the extent permitted by law, become the property of the Surviving Corporation, free and clear of all claims or interest on any person previously entitled thereto.

      Section 3.4  Closing of the Company's Transfer Books. At the Effective Time, holders of Company Certificates shall cease to have any rights as shareholders of the Company, and the Company Share Certificates shall represent solely the right to receive the Common Stock Consideration and, if applicable, any unpaid dividends, pursuant to Section 3.1, without interest. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Common Stock Consideration in accordance with this Article III.

Section 3.5 Options; Restricted Stock Units.

      (a)    At the Effective Time, each option, warrant or other similar right (other than Restricted Stock Units, which are addressed in paragraph (b) of this Section 3.5) to acquire shares of Company Common Stock (each an "Option") that then remains outstanding and originally was granted under any Company Plan (but not including options ("ACIC Options") issued under the American Commerce Agents Plan), whether or not then vested or exercisable, automatically shall be terminated at the Effective Time and converted into the right of the holder thereof to receive thereupon in full satisfaction of such Option as of the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (x) the excess, if any, of the Common Stock Consideration over the applicable exercise price of such Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Company Common Stock issuable upon exercise of such Option (the "Option Consideration").

      (b)    At the Effective Time, each issued and outstanding restricted stock unit (whether vested or unvested) granted under any Company Plan (the "Restricted Stock Units") pursuant to the terms of a Restricted Stock Unit Agreement between the Company and a holder thereof (each, an "RSU Agreement") shall be terminated and converted into the right to receive the Common Stock Consideration payable with respect to the number of shares of Company Common Stock represented by such unit (the "RSU Consideration"). The cash payment in lieu of Company Common Stock pursuant to this Section 3.5(b), together with any Dividend Equivalent Payment (as defined in the RSU Agreement) that is owed as of the Effective Time, less any required withholding Taxes on such Dividend Equivalent Payment, shall be paid to each Participant (as defined in the RSU Agreement) (or, if applicable, the Participant's designated beneficiary or legal representative) in accordance with Section 3.5(e).

      (c)    The Options and the Restricted Stock Units are collectively referred to herein as the "Equity Awards." The aggregate Option Consideration and RSU Consideration payable pursuant to Sections 3.3(a) and 3.3(b) is referred to herein as the "Equity Award Consideration." Prior to the date of this Agreement, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, have adopted such resolutions and taken or caused to be taken all such other action, if any, as may be required to effectuate the treatment of Equity Awards provided for in this Section 3.5.

      (d)    At the Effective Time, each issued and outstanding ACIC Option automatically shall be converted into the right to acquire upon exercise (subject to satisfaction of all vesting and other conditions to exercise, which shall remain in full force and effect), an amount in cash for each share of Company

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Common Stock otherwise issuable upon such exercise but for the conversion provided for in this paragraph equal to the excess of (x) the Common Stock Consideration over (y) the exercise price per share of such ACIC Option (the "Agent Option Payment"). Following the Effective Time, the Agent Option Payment with respect to each ACIC Option referenced in the immediately preceding sentence shall be paid by the Surviving Corporation to the applicable person on the applicable Confirmation Date (as such term is defined in the applicable Agent Option Agreement between the Company, or any of its Subsidiaries, and the holder thereof), provided that all terms and conditions of such Agent Option Agreement have then been satisfied. For the avoidance of doubt, it is the intention of Parent and the Company that (i) any ACIC Option that is outstanding immediately prior to the Effective Time and has an exercise price greater than the Merger Consideration shall expire without the right to receive any Company Common Stock or any payment in lieu thereof and (ii) no acceleration of the exercisability of any ACIC Option shall occur by reason of the Merger.

      (e)    As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of an Equity Award immediately prior to the Effective Time, a check in an amount equal to the Equity Award Consideration due and payable to such holder pursuant to Sections 3.5(a) and 3.5(b) in respect of such Equity Award.

      Section 3.6  Tax Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock, Options, Restricted Stock Units or ACIC Options such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock, Options, Restricted Stock Units or ACIC Options in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

Section 3.7 Dissenting Shares.

      (a)    Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a Dissenting Shareholder shall not be converted into the Common Stock Consideration but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the MBCA; provided, however, that each share of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right of appraisal, pursuant to the MBCA, shall be deemed to be converted as of the Effective Time into the right to receive the Common Stock Consideration, without interest.

      (b)    The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the MBCA received by the Company, attempted withdrawals of such demands, and any other instruments served pursuant to the MBCA and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the MBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal, or settle, or offer to settle, or otherwise negotiate any such demands for appraisal.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Subsidiary that, except as set forth in the written disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), which identifies exceptions only by the specific section or subsection to which each entry relates, it being acknowledged and agreed by Parent, however, that any matter set forth in any section or subsection of the Company Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Company Disclosure Schedule to which it is reasonably apparent that the matters so disclosed are applicable, but shall expressly not be deemed to constitute an admission by the Company or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of a Company Material Adverse Effect (as defined below) or is otherwise material for purposes of this Agreement or the Company Disclosure Schedule.

      Section 4.1  Organization and Qualification. The Company and each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, license, use, operate, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted. The Company has made available to Parent complete and correct copies of its articles of organization and bylaws and the certificate of incorporation and bylaws (or similar organizational documents) of each Company Subsidiary. The Company and each Company Subsidiary is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the assets or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. As used in this Agreement, a "Company Material Adverse Effect" means an event, circumstance, change or effect that has a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect: (1) changes in the economy of, or financial or securities markets generally in, the United States or any other country or countries, except to the extent such changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (2) the consequences of natural catastrophes or acts of war or terrorism, except to the extent such changes have an impact on the Company and its Subsidiaries, taken as a whole, that is disproportionate to the Company's share in any relevant market; (3) any material adverse effects resulting from the announcement or the pendency of the transactions contemplated by this Agreement, including any loss or threatened loss of business from any agents, brokers or customers of the Company or any of its Subsidiaries; (4) changes in any Law, United States generally accepted accounting principles ("GAAP") or statutory accounting principles ("SAP") or any interpretation thereof after the date hereof; including accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board; (5) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (5) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; (6) a decline in the price or trading volume of the Company Common Stock on the New York Stock Exchange; provided, however, that the exception in this clause (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; (7) any occurrence or condition affecting the property and casualty insurance or reinsurance industry generally (including without limitation any change or proposed change

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in applicable state Laws regulating the business of insurance (collectively, "Insurance Laws")), except to the extent such occurrences or conditions have an impact on the Company and its Subsidiaries, taken as a whole, that is disproportionate to the Company's share in any relevant market; (8) any increase in competition, whether from new entrants or existing competitors in any market in which the Company or its Subsidiaries operate and/or (9) any actual or proposed change in the prevailing legislative or regulatory environment for insurance in Massachusetts, including, without limitation, any change in, development or interpretation of, or promulgation of rules or regulations under, any Law, including any change pursuant to any administrative order, interpretation, bulletin or other formal or informal regulatory guidance.

Section 4.2 Capitalization.

      (a)    The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share. As of the close of business on October 26, 2007, 60,126,578 shares of Company Common Stock were issued and outstanding, all of which were duly and validly issued and are fully paid, nonassessable and free of preemptive rights; and 21,704,968 shares of Company Common Stock were held in the treasury of the Company. As of the execution of this Agreement, 103,928 shares of Company Common Stock were reserved for issuance upon exercise, conversion or exchange of Options; 620,012 shares of Company Common Stock were reserved for issuance pursuant to Restricted Stock Units; 4,975,350 shares of Company Common Stock were reserved for issuance upon exercise, conversion or exchange of ACIC Options; and no shares of preferred stock were outstanding.

      (b)    Section 4.2(b) of the Company Disclosure Schedule contains a complete and correct list setting forth, as of October 26, 2007, (i) the number of shares issuable on exercise of outstanding Options, the weighted average exercise price for all such outstanding Options and the aggregate number of Options outstanding at each exercise price, (ii) the number of Restricted Stock Units and the number of shares issuable pursuant to those Restricted Stock Units and (iii) the number of shares issuable on exercise of outstanding ACIC options, the weighted average exercise price for all such outstanding ACIC Options and the aggregate number of ACIC Options outstanding at each exercise price, together in each case described in clause (i), (ii) and (iii) with a detailed listing showing for each holder of Options, Restricted Stock Units and ACIC Options, the number, vesting schedule and exercise prices (as applicable) thereof.

      (c)    No bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote on any matters on which shareholders of the Company or any Company Subsidiary may vote are authorized, issued or outstanding.

      (d)    Except for the Options, the Restricted Stock Units and ACIC Options, there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, or (z) subscriptions, options, puts, calls, stock-based performance units, contracts, scrip, claims, commitments, restrictions, agreements, understandings, arrangements, rights, warrants, stock appreciation or other rights (contingent or other), including phantom stock rights or preemptive rights, or rights of conversion or exchange under any outstanding security, instrument or other agreement, granted or entered into by the Company obligating the Company or any Company Subsidiary relating to the issuance, sale, repurchase or transfer of any securities of the Company or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of the Company or any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or any Company Subsidiary or to vote or to dispose of any shares of the capital stock of the Company or any Company Subsidiary, or cause to be issued, delivered or sold or repurchased, additional shares of the capital stock of the Company or obligating the Company or any Company Subsidiary to

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grant, extend or enter into any such agreement or commitment and there is no commitment of the Company or any Company Subsidiary to distribute to holders of any class of its capital stock, any dividends, distributions, evidences of indebtedness or assets. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of any shares of capital stock of the Company and no shares of capital stock of the Company are subject to transfer restrictions imposed by or with the knowledge, consent or approval of the Company, or other similar arrangements imposed by or with the knowledge, consent or approval of the Company, except for restrictions on transfer imposed by the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") and state securities laws.

      (e)    The Company Common Stock constitutes the only class of equity securities of Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      (f)    Neither the Company nor any Company Subsidiary has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity. Complete and correct copies of any registration rights or similar agreements disclosed on Section 4.2(f) of the Company Disclosure Schedule previously have been made available to Parent.

      (g)    No consent of any holder of an Option, Restricted Stock Unit or ACIC Option is required to effect the transactions contemplated by Section 3.5. Following the Effective Time, no security issued or granted, or agreement made, by the Company or any Company Subsidiary will give any person the right to acquire any securities (including any "phantom" stock or stock appreciation rights) of the Surviving Corporation or any Company Subsidiary.

Section 4.3 Ownership Interests in Other Entities.

      (a)    Section 4.3(a) of the Company Disclosure Schedule lists each of the Company Subsidiaries and the authorized and outstanding shares of capital stock of each Company Subsidiary. All the outstanding shares of capital stock (or other securities having by their terms voting power to elect a majority of directors or others performing similar functions) of each Company Subsidiary are owned by the Company, by another Company Subsidiary or by the Company and another wholly-owned Company Subsidiary, free and clear of all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or voting agreements, or other adverse claims or encumbrances or restrictions on title or transfer of any nature whatsoever (any of the foregoing, a "Lien"), and are duly authorized, validly issued, fully paid and nonassessable. There are no (i) securities convertible into or exchangeable for shares of capital stock or other securities of any of the Company Subsidiaries, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company or any Company Subsidiary relating to the issuance, sale, repurchase or transfer of any securities of any Company Subsidiary or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any Company Subsidiary. Except for the capital stock of the Company Subsidiaries and investment securities acquired in the ordinary course of business, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or any other person.

      (b)    The Company conducts all of its insurance operations through certain of the Company Subsidiaries. Section 4.3(b) of the Company Disclosure Schedule lists the jurisdiction of domicile of each Company Subsidiary and all jurisdictions in which each such Company Subsidiary is licensed to


write insurance business. Neither the Company nor any Company Subsidiary is or has been since January 1, 2005 "commercially domiciled" in any other jurisdiction or is or since January 1, 2005 otherwise has been treated as domiciled in a jurisdiction other than its jurisdiction of organization. Each of the Company Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as defined below), except, in each case, where the failure to be so licensed or authorized could not reasonably be expected to have a Company Material Adverse Effect.

Section 4.4 Authority; Non-Contravention; Approvals.

      (a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, except for the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock in accordance with the requirements of the MBCA (the "Company Shareholders' Approval"). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights or by a court's application of general equitable principles.

      (b)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the Company's articles of organization or bylaws; (ii) the organizational documents of any Company Subsidiary; (iii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority (individually or collectively, "Laws") applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iv) any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, license, franchise, permit, concession, contract, lease, sales order contract, or other instrument, understanding, obligation or agreement of any kind, whether written or oral, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or affected; other than (in the case of clauses (ii), (iii) and (iv) above) any such violation, conflict, breach, default, termination, acceleration or creation of Liens as would not have a Company Material Adverse Effect.

      (c)    Except for (i) the filings by the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any filings, notices and clearances required under the antitrust, competition or merger clearance laws of any non-U.S. jurisdiction (together with the filings required under the HSR Act, the "Antitrust Filings"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement (as amended and supplemented, the "Proxy Statement") and related proxy materials to be used in soliciting the Company Shareholders' Approval and


the filing of such other reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in respect of this Agreement and the transactions contemplated hereby, (iii) the Merger Filing, and (iv) compliance with the rules and regulations of the New York Stock Exchange (the filings and approvals referred to in clauses (i) through (iv) are sometimes collectively referred to in this Agreement as the "Company Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, permit, consent, order or approval of, or other action by or in respect of any Governmental Authority is required to be obtained or made by the Company in connection with or as a result of the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby.

      (d)    The Board of Directors of the Company, by resolution duly adopted at a meeting duly called and held, and at which all directors were present, unanimously has (i) adopted this Agreement, (ii) directed that this Agreement be submitted to the Company's shareholders for their approval at a meeting of the shareholders, and (iii) subject to the provisions of Section 6.3(d), resolved to recommend that the Company's shareholders approve this Agreement. No action on the part of the Company or its Board of Directors is required under the MBCA for the Merger to be validly consummated as provided in this Agreement, except for such action as has been taken. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated by this Agreement.

      (e)    Each of the directors and executive officers of the Company that beneficially owns shares of Company Common Stock has executed and delivered to Parent a voting agreement in the form of Exhibit 4.4(e) to this Agreement.

Section 4.5 SEC Reports and Financial Statements.

      (a)    The Company previously has made available to Parent (for this purpose, filings that are publicly available on the SEC's EDGAR system are deemed to have been made available) each registration statement, report, proxy statement or information statement, including all amendments and supplements (each a "Company SEC Report") filed by the Company since January 1, 2005 pursuant to the Securities Act or the Exchange Act. Since January 1, 2005, the Company has timely filed with the SEC all Company SEC Reports and other documents required to be so filed under the Exchange Act, and each such Company SEC Report complied in all material respects, when filed, with all applicable requirements of the Exchange Act (including the applicable rules and regulations thereunder). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required, under the Exchange Act or by contract, to make periodic filings with the SEC.

      (b)    The financial statements of the Company included in the Company's SEC Reports, including any related notes thereto, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or as may be permitted by the rules and regulations applicable to quarterly reports on Form 10-Q) and fairly present in all material respects the consolidated financial position and results of operations of the Company and its consolidated Company Subsidiaries at the dates thereof and the consolidated results of their operations and cashflows for the periods indicated (subject, in the case of unaudited interim statements, to normal year end adjustments and the absence of certain footnote disclosures). The principal executive officer of the Company and the principal financial officer of the Company have made the certifications required by Sections 302 and 906 of the Sarbanes


Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder with respect to each Company SEC Report subject to that requirement.

      (c)    As used herein, the term "Company SAP Statements" means the statutory statements of each of the Company Subsidiaries as filed with the applicable insurance regulatory authorities in their respective jurisdictions of incorporation for the years ended December 31, 2005 and December 31, 2006 and the quarterly period ended March 31, 2007 and any such annual and quarterly statutory statements filed subsequent to the date hereof. The Company has made available to Parent true and complete copies of the Company SAP Statements filed as of the date of this Agreement with respect to the Company Subsidiaries required to file such Company SAP Statements. Each of the Company Subsidiaries has filed or submitted, or will file or submit, all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority. The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects the statutory financial position of such Company Subsidiaries as at the respective dates thereof and the results of operations of such Company Subsidiaries for the respective periods then ended. The Company SAP Statements complied, and the Company SAP Statements filed after the date hereof will comply, in all material respects with all applicable Insurance Laws when filed, and no material deficiency has been asserted with respect to any Company SAP Statements filed prior to the date hereof by the applicable insurance regulatory body or any other Governmental Authority. The annual statutory balance sheets and income statements included in the Company SAP Statements as of the date hereof have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation, and the Company has made available to Parent true and complete copies of all audit opinions related thereto.

      (d)    The reserves carried on the Company SAP Statements of each Company Subsidiary (i) were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Subsidiary, (ii) have been computed in all material respects in accordance with the requirements for reserves established by the insurance departments of the state of domicile of each Company Subsidiary, (iii) were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied and prepared in accordance with applicable SAP or GAAP, as applicable, (iv) were computed on the basis of methodologies consistent in all material respects with those used in prior periods, except as otherwise noted in the Company SAP Statements, and (v) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such financial statements (it being understood that no representation or warranty is made herein to the effect that such reserves will in fact be adequate to cover the actual amount of such liabilities that are eventually paid after the date thereof).

      (e)    Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, no material claim or material assessment is pending or, to the knowledge of the Company, threatened against any Company Subsidiary which is unique to such Company Subsidiary.

      (f)    The Company and its subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP. The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a 15(e) of the Exchange Act) to


ensure that material information relating to the Company, including its consolidated subsidiaries, is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms and is accumulated and made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. A summary of any of those disclosures made by management to the Company's auditors and audit committee is set forth in Section 4.5(f) of the Company Disclosure Schedule. The Company's internal controls and reporting systems are reasonably adequate in light of applicable law and regulation.

      (g)    As of the date of this Agreement, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any "material contract" (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (each, a "Material Contract").

      (h)    Since January 1, 2005, to the knowledge of the Company, neither the Company nor any director, officer, or auditor, of the Company or any Company Subsidiary, has received or been notified of any material complaint, allegation, assertion or claim, whether written or oral, regarding (i) the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, (ii) any material violation of securities laws or (iii) any breach of fiduciary duty or similar violations by the Company or any of its directors or officers other than, in the case of this clause (iii), any complaint, allegation, assertion or claim that may be made after the date of this Agreement based upon or relating to the transactions contemplated by this Agreement.

      (i)    The Company has provided Parent true and complete copies of all management letters received from its independent auditors since January 1, 2005, and if no such management letters have been received, the Company has provided copies of all correspondence from its independent auditors during such period relating to subject matter of the same type as would be included in a management letter.

      Section 4.6  Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements at and for the period ended December 31, 2006 and in the Company SEC Reports filed after December 31, 2006 and before the date of this Agreement, the Company and the Company Subsidiaries did not have at December 31, 2006, nor to the knowledge of the Company has it or any Company Subsidiary incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (i) were incurred in the ordinary course of business, (ii) would not have a Company Material Adverse Effect or (iii) have been discharged or paid in full or will have been discharged or paid in full prior to the Effective Time. Since January 1, 2005, neither the Company nor any Company Subsidiary has been a party to any asset securitization transaction or "off-balance sheet arrangement" (as defined in Rule 303 of Regulation S-K promulgated under the Exchange Act). For purposes of this Agreement, "to the knowledge of the Company" means to the actual knowledge of the persons named in Section 4.6 of the Company Disclosure Schedule.

Section 4.7 Absence of Certain Changes or Events. Since June 30, 2007, except as disclosed in the Company SEC Reports filed since June 30, 2007 and before the date of this Agreement, (a) there


has not been any event, circumstance, change or effect that has had or reasonably would be expected to have a Company Material Adverse Effect; (b) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; (c) no act or omission has occurred that, if taken after the date of this Agreement, would have breached clauses (i), (iv), (vi), (vii), (ix), (x), (xi), (xii), (xvi) or (insofar as it relates to the foregoing clauses) (xix) of Section 6.1(b); and (d) there has not occurred (i) any declaration, setting aside or payment of any dividend, or other distribution in cash, stock or property in respect of the capital stock of the Company (other than regular quarterly dividends in the amount of $0.30 per share), or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (ii) any split, combination, subdivision or reclassification of any of the Company's capital stock or issuance or authorization of issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except as expressly contemplated by this Agreement; (iii) any amendment of any term of any outstanding security of the Company; or (iv) any change by the Company in financial accounting principles, practices or methods, except as required by GAAP or by a change of Law.

      Section 4.8  Litigation. As of the date of this Agreement, (i) there are no claims, suits, actions, investigations, proceedings or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Authority or arbitrator that reasonably would be expected to have a Company Material Adverse Effect or materially adversely affect the Company's ability to perform its obligations under this Agreement and (ii) the Company is not subject to any judgment, decree, injunction, rule or order of any Governmental Authority that prohibits the consummation of the Merger or any of the other transactions contemplated hereby.

      Section 4.9  Proxy Statement. The definitive Proxy Statement will not, on the date it is first mailed to the shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the meeting of the Company's shareholders to which the Proxy Statement relates (the "Shareholders Meeting"), contain any untrue statement of a material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting that shall have become false or misleading in any material respect. The definitive Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that may be supplied by or on behalf of Parent or Subsidiary in writing expressly for inclusion in the Proxy Statement.

Section 4.10 Compliance with Laws; Permits.

      (a)    Neither the Company nor any of the Company Subsidiaries is in violation of, nor since January 1, 2005 has it received any written notice of violation of, any applicable Law, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing (x) each Company Subsidiary and, to the knowledge of the Company, its agents, have marketed, sold and issued insurance products in compliance with Insurance Laws applicable to the business of such Company Subsidiary and in the respective jurisdictions in which such products have been sold, except for such non-compliance that would not reasonably be expected to have a Company Material Adverse Effect, (y) since January 1, 2005, the Company and each Company Subsidiary have made all required notices, submissions, reports or other filings under applicable Insurance Law, including insurance holding company statutes, and (z) all contracts, agreements,


arrangements and transactions in effect between any Company Subsidiary and any affiliate are in compliance with the requirements of all applicable insurance holding company statutes, except for any such failures or instances of noncompliance that would not reasonably be expected to have a Company Material Adverse Effect. In addition, (i) there is no pending or, to the knowledge of the Company, threatened proceeding to which the Company or a Company Subsidiary is subject before any Governmental Authority regarding whether any of the Company Subsidiaries has violated, nor to the knowledge of the Company any pending or threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Insurance Laws; and (ii) since January 1, 2005, the Company Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed with any insurance regulatory authority or Governmental Authority, except in each case (i) and (ii), for proceedings, investigations or failures to file which would not reasonably be expected to have a Company Material Adverse Effect.

      (b)    Except as required by Insurance Laws and the Company Permits maintained by the Company Subsidiaries, there are no written agreements, consent agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Subsidiaries to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, orders or directives of a Governmental Authority specifically with respect to the Company or any Company Subsidiary, or resolutions adopted by the Company or a Company Subsidiary at the request of a Governmental Authority, which (A) limit in any material respect the ability of the Company or any of the Company Subsidiaries to issue insurance policies, (B) in any manner impose any requirements on the Company or any of the Company Subsidiaries in respect of risk-based capital requirements that add to or otherwise modify in any material respect the risk-based capital requirements imposed under applicable Laws, (C) require the Company or any of its affiliates to make capital contributions, purchase surplus notes or make loans to a Company Subsidiary, or (D) in any material manner relate to the ability of the Company or any of the Company Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any of the Company Subsidiaries in any material respect. In addition to Insurance Laws, the businesses of the Company and each Company Subsidiary are and have been conducted in compliance in all material respects with any applicable Laws, except for such violations as would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and to own their assets and properties (collectively, the "Company Permits"), except for such permits, licenses, franchises, variances, exemptions, orders, authorizations, certificates, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are not in violation of the terms of any Company Permit, except for such violations as would not have a Company Material Adverse Effect. The business of the Company and the Company Subsidiaries have not been and are not being conducted in violation of any Law except for violations that would not reasonably be expected to have a Company Material Adverse Effect. No investigation, review or market conduct examination by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Affiliate Transactions.

      (a)    Except as disclosed in the Company SEC Reports filed since December 31, 2006 and before the date of this Agreement and except for transactions for compensation of employees in the ordinary course of business, every transaction between the Company and any of its "affiliates" or their "associates"


(as such terms are defined in the rules and regulations of the SEC), which is currently in effect or was consummated since January 1, 2005 and which involved the payment, or receipt, of money, benefits or other compensation is set forth in Section 4.11(a) of the Company Disclosure Schedule.

      (b)    No portion of the business conducted by the Company and/or any Company Subsidiary is conducted by, with or through an affiliate of the Company (other than its wholly-owned subsidiaries) other than in such affiliate's capacity as an officer, director or employee of the Company. Except as disclosed in the Company SEC Reports filed since December 31, 2006 and before the date of this Agreement, no director, officer, stockholder or affiliate of the Company or affiliate of such director, officer or stockholder has since January 1, 2005: (i) borrowed money from or loaned money to the Company or any Company Subsidiary that remains outstanding; (ii) any contractual or other claim, express or implied, of any kind whatsoever against or in respect of the Company or any Company Subsidiary; (iii) any interest in any assets used or held for use in the business conducted by the Company and/or any Company Subsidiary; (iv) engaged in any other transaction with or in respect of the Company or any Company Subsidiary; or (v) owned, directly or indirectly, any interest in (except not more than two percent stockholdings for investment purposes in securities of publicly-held and traded companies), or served as an officer, director, employee or consultant of or otherwise receives remuneration from, any person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any Company Subsidiary.

Section 4.12 Taxes.

      (a)    Each of the Company and the Company Subsidiaries has (i) duly filed with the appropriate Governmental Authorities all Tax Returns (as defined below) required to be filed by it for all periods ending on or prior to the Effective Time, which Tax Returns were correct and complete when filed, and (ii) duly paid in full or made adequate provision in accordance with GAAP for the payment of all Taxes shown as due in such Tax Returns. There is no claim, action, suit, proceeding or investigation now pending, or to the Company's knowledge, threatened against or with respect to the Company or its subsidiaries with respect of any Tax. For purposes of this Agreement, (i) "Taxes" means all taxes, including, without limitation, income, gross receipts, excise, property (including transfer duties), sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer, value added and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined, or any other basis, and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments and (ii) "Tax Return" means any return, report or other document required to be supplied to a taxing authority in connection with Taxes, including any schedules thereto or amendments thereof.

      (b)    There are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries other than (i) Liens for Taxes not yet due, (ii) Taxes being contested in good faith or reserved against in accordance with GAAP, or (iii) liabilities for Taxes that have been accrued for or reflected on the financial statements included in the Company SEC documents.

      (c)    Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person (i) under Section 1.1502-6 of the Treasury Regulations or similar provisions of state, local or foreign law (excluding, however, liability pursuant to such section of the Treasury Regulations for US federal income Taxes owed by the members of the consolidated group of which the Company is the common parent), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

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      (d)    With respect to the Company and each Company Subsidiary, there has been (i) no adjustment that, under Section 481 of the Code (or similar provisions of foreign, state or local Tax Law), could reasonably be expected to have the effect of increasing the Tax liability of Company or any Company Subsidiary in any Tax period (or portion thereof) ending after the Effective Time ("Post-Closing Tax Period") and (ii) no agreement under Section 7121 of the Code (or similar agreement entered into for federal, foreign, state or local Tax Law purposes) that could reasonably be expected to have the effect of increasing the Tax liability of the Company or any Company Subsidiary in any Post-Closing Tax Period. There is no income or gain of the Company or any Company Subsidiary (including any predecessor of the Company or any Company Subsidiary) deferred pursuant to Treasury Regulation Section 1.1502-13 (or any predecessor proposed, temporary or final regulation).

      (e)    Neither the Company nor any Company Subsidiary has received any written assertion, or written threatened assertion, that the Company or any Company Subsidiary has or had a permanent establishment in any country other than the country in which it is incorporated or in which it maintains its principal place of business.

      (f)    Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (i) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(g) Neither the Company nor any of the Company Subsidiaries has ever participated in any "reportable transaction," as defined in Treasury Regulation Section 1.6011-4.

      (h)    The Company and each of its Subsidiaries have withheld all amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, or any other third party; such withheld amounts were either duly paid to the appropriate Governmental Authority or set aside in accounts for such purpose. The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Governmental Authority and to each such employee, independent contractor, creditor, shareholder, or any other third party, as required under law.

      (i)    Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.12 constitute the sole representations and warranties of the Company relating to tax matters.

Section 4.13 Employee Benefit Plans; ERISA.

      (a)    With respect to each material Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) any material current plan documents and amendments thereto; (ii) for the most recently ended plan year, all Internal Revenue Service ("IRS") Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to any Company Plan; (iii) all current summary plan descriptions and subsequent summaries of material modifications with respect to each Company Plan for which such descriptions and modifications are required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and (iv) the most recent IRS determination letter for each Pension Plan that is intended to be qualified under Section 401(a) of the Code. For purposes of this Agreement, (i) "Company Plan" means (x) each employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) ("Pension Plan"); and each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) ("Welfare Plan") maintained by the


Company and any of its ERISA Affiliates, and (y) each stock option, stock purchase, stock appreciation right and stock based plan and each material deferred compensation, employment, severance, change in control, incentive, bonus, medical, fringe benefit, life insurance, vacation, layoff, dependent care, legal services, cafeteria plan, or agreement, arrangement, policy or program maintained or contributed to by the Company or a Company Subsidiary for the benefit of current or former employees or current or former directors of the Company or a Company Subsidiary whether written or oral; and (ii) "ERISA Affiliate" means any trade or business whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA. All Company Plans and all severance and change in control plans and agreements of general applicability to the Company's executive officers and other employees are listed in Section 4.13(a) of the Company Disclosure Schedule.

      (b)    Neither the Company nor any of its ERISA Affiliates has any liabilities in connection with, maintains, or has, within the previous six years, maintained a Pension Plan that is subject to Section 412 of the Code or Title IV of ERISA.

      (c)    Neither the Company nor any of its ERISA Affiliates currently has any liabilities in connection with, maintains, or has, within the previous six years, maintained or been obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA and that is subject to ERISA.

      (d)    No Company Plan that is a "welfare benefit plan" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent or a participant after such participant's termination of employment, except to the extent required by law.

      (e)    With respect to any Welfare Plan, (i) no such plans are "multiple employer welfare arrangements" within the meaning of Section 3(40) of ERISA, (ii) there has been no violation of Section 4980B of the Code or any of Sections 601 through 608 of ERISA with respect to any such Plan that could result in any material liability and (iii) no such plan is a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code or similar funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

(f) Neither the Company nor any of its ERISA Affiliates is bound by any collective bargaining agreement or similar agreement to maintain or contribute to any Company Plan.

      (g)    Each Company Plan (i) has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA and has been administered in material compliance with the applicable provisions of ERISA, the Code and other applicable laws; and (ii) that is intended to be a qualified plan within the meaning of Section 401(a) of the Code has a favorable determination from the IRS as to its qualified status or is within the remedial amendment period for making any required changes and to the knowledge of the Company there are no circumstances likely to result in revocation of any such favorable determination letter.

      (h)    With respect to each Company Plan, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no inquiries or proceedings pending or threatened by the IRS, the Department of Labor, any Governmental Authority or any participant or beneficiary (other than claims for benefits in the ordinary course) with respect to the design or operation of the Company Plans; and (ii) the Company has made all contributions required under the material terms of such Company Plans.

(i) The Company and each Company Subsidiary has in all material respects properly classified for all Tax purposes and for purposes of determining eligibility to participate in any employee


benefit plan all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Company and any Company Subsidiary.

(j) None of the Company or any Company Subsidiary maintains any Company Plan which provides material severance or similar benefits to current or former employees or other service providers

      (k)    Neither the Company nor any ERISA Affiliate has agreed or otherwise committed to, whether in writing or otherwise, to increase materially or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant.

      (l)    No Company Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Company or any Company Subsidiary (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein, and none of the Company or any Company Subsidiary, nor any of their respective affiliates, is a party to any Company Plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, any of the Company or any Company Subsidiary.

      (m)    Each Company Plan may be amended and terminated in accordance with its terms and each such Company Plan provides for the unrestricted right of the Company or any Company Subsidiary (as applicable) to amend or terminate such Company Plan.

      (n)    Each Company Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, and the Treasury Regulations and IRS guidance thereunder. Each Option has been granted with an exercise price no lower than "fair market value" (within the meaning of Sections 409A and 422 of the Code) as of the grant date of such option.

      (o)    Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.13 constitute the sole representations and warranties of the Company relating to the subject matter hereof.

      Section 4.14  Labor Controversies. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor to the knowledge of the Company are there any pending activities or proceedings of any labor union to organize any such employees.

Section 4.15 Real Estate.

      (a)    Section 4.15 of the Company Disclosure Schedule contains a true and complete list of (i) each parcel of real property owned beneficially or of record by the Company or any Company Subsidiary (the "Owned Real Property") and (ii) each parcel of real property leased, subleased or occupied to or by the Company or any Company Subsidiary (the "Leased Real Property" and, together with the Owned Real Property, the "Company Real Property") and includes the parties to such lease or


sublease, any amendments thereto, the expiration date of such lease or sublease and any consents, approvals or other documents necessary or required such that each lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease or sublease as of the Effective Time except as would not otherwise reasonably be expected to have a Company Material Adverse Effect.

      (b)    The Company or a Company Subsidiary, as applicable, has good and marketable fee simple title to all Owned Real Property and has valid leasehold interests in all Leased Real Property and the Company or a Company Subsidiary, as applicable, is in possession of each parcel of Company Real Property, together with all buildings, structures, facilities, fixtures and other improvements thereon, listed in Section 4.15 of the Company Disclosure Schedule, and in each case such parcel is free and clear of all Liens other than any (i) Liens for Taxes not yet due and payable, (ii) mechanics', carriers', workers' and other similar Liens, arising or incurred in the ordinary course of business, in each case that individually or in the aggregate with other such title defect, does not materially impair the value of the property subject to such Liens or other such title defect or the use of such property in the conduct of the business of the Company and each Company Subsidiary (collectively, "Permitted Liens"). The Company or a Company Subsidiary, as applicable, has such rights of ingress and egress with respect to such Company Real Property, buildings, structures, facilities, fixtures and other improvements as are required to conduct the applicable portions of the business of the Company and each Company Subsidiary in a lawful manner consistent with past practice. To the knowledge of the Company, none of such Company Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law ordinance, rule or regulation in any respect that reasonably could be expected to require material expenditures by the Company or any Company Subsidiary or to result in a material impairment in or limitation on the activities presently conducted there.

      (c)    The Company or a Company Subsidiary, as applicable, has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term of the lease of such properties. Each lease referred to in clause (ii) of paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights or by a court's application of general equitable principles, and to the knowledge of the Company there is no, and none of the Company or any Company Subsidiary has received notice of any, default (or any condition or event that, after notice or lapse of time or both, would constitute a default) thereunder. None of the Company or any Company Subsidiary owes any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

      (d)    The Company has made available to Parent true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the Owned Real Property in the Company's or a Company Subsidiary's possession or control, and (ii) all leases (including any amendments and renewal letters and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (d)) with respect to the Leased Real Property.

(e) No tenant or other party in possession of any of the Owned Real Property has any right to purchase, or holds any right of first refusal to purchase, such properties.

      (f)    The plants, buildings, structures and equipment located on the Company Real Property and used by the Company or the Company Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for


which they are presently being used and, to the knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of the Company Real Property or any plants, buildings or other structures thereon.

      (g)    The Company Real Property includes all Company Real Property as is used or held for use in connection with the conduct of the business of the Company and each Company Subsidiary as heretofore conducted and as presently planned to be conducted.

      (h)    To the knowledge of the Company, the improvements located on the Company Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or threatened against any of such Company Real Property or the improvements thereon.

      Section 4.16  Environmental Matters. The Company and each Company Subsidiary conducts its business and operations in material compliance with all applicable Environmental Laws (as defined below). The Company has not received any written notice of any action, claim, suit, investigation or demand that remains outstanding and that asserts any liability on the part of the Company or any Company Subsidiary under any Environmental Law, the outcome of which reasonably would be expected to have a Company Material Adverse Effect. For purposes of this Agreement, (x) "Environmental Law" means any and all applicable U.S. and non-U.S. federal, state and local laws, statutes, rules, regulations, ordinances, orders, decrees and other laws relating to the protection of the environment, natural resources, and health and safety as it relates to environmental protection including contamination, laws relating to Releases of Hazardous Material into the environment and all laws and regulations with regard to disclosure and reporting requirements respecting Hazardous Materials and the environment; (y) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property; and (z) "Hazardous Materials" means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance or product that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, biological waste, chloroflourocarbon, hydrochloroflourocarbon, lead-containing paint or plumbing, polychlorinated biphenyls (PCBs), radioactive material, infectious materials, potentially infectious materials or disinfecting agents. Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.16 constitute the sole representations and warranties of the Company relating to environmental matters.

      Section 4.17  Intellectual Property. The Company or one or more of the Company Subsidiaries exclusively owns free and clear of any licenses or Liens (in the case of Owned Intellectual Property Rights), or has valid rights to use or otherwise take advantage of (in the case of Licensed Intellectual Property Rights), all Intellectual Property Rights (as defined below) currently used, or otherwise taken advantage of, to conduct the business of the Company and each of the Company Subsidiaries, all of which rights shall survive unchanged in any material respect upon the consummation of the Merger. The Intellectual Property Rights owned by the Company and the Company Subsidiaries are referred to in this Agreement as the "Owned Intellectual Property Rights" and the Intellectual Property Rights of third parties that the Company and the Company Subsidiaries have the right to use are referred to as the "Licensed Intellectual Property Rights." All of the Owned Intellectual Property Rights that are material to the Company or any Company Subsidiary and are registered with a Governmental Authority are listed in Section 4.17 of the Company Disclosure Schedule. To the knowledge of the Company, the conduct of


the business of the Company and the Company Subsidiaries does not infringe, dilute, misappropriate or otherwise violate any valid and enforceable Intellectual Property Rights of third parties, and no claim is pending or, to the knowledge of the Company, has been threatened that contains any assertion to that effect. To the knowledge of the Company, no person is infringing, diluting, misappropriating or otherwise violating the Owned Intellectual Property Rights. No claim is pending or, to the knowledge of the Company, has been threatened that asserts that any Owned Intellectual Property Rights are invalid or unenforceable, or infringed or otherwise violated, or that challenges or affects the scope of any Owned Intellectual Property Rights. No claim is pending or, to the knowledge of the Company, has been threatened that challenges the rights of the Company or one or more of the Company Subsidiaries in or to any Owned Intellectual Property Rights or Licensed Intellectual Property Rights. All renewal and maintenance fees, Taxes, and other fees required to be paid and applicable to the Owned Intellectual Property Rights have been paid in full through the Effective Time. With immaterial exceptions that would not reasonably be expected to adversely affect the rights of the Company and the Company Subsidiaries to use or enforce the Owned Intellectual Property Rights, all consultants of the Company or the Company Subsidiaries, past or present, who have participated in the writing or development of software on behalf of the Company or any of the Company Subsidiaries are parties to written agreements under which, among other things, each such consultant is obligated to maintain the confidentiality of confidential information of the Company or the Company Subsidiaries and assign to the Company all Intellectual Property Rights created in the scope of consultancy. The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of the trade secrets and confidential information owned by them with respect to the Intellectual Property Rights used in the conduct of the business.

For the purposes of this Agreement, "Intellectual Property Rights" of any person means all intangible legal rights, title or interest in, or arising under the laws of the United States, any state or other political subdivision thereof, any other country or political subdivision thereof or any international treaty regime, whether or not filed, perfected, registered or recorded, in, all of the following, in each case to the extent held by such person: (i) patents, patent applications and patent rights, including any and all continuations, continuations in part, provisionals, divisions, reissues, reexaminations or extensions thereof; and any and all related inventions, invention disclosures and technological developments; (ii) rights associated with works of authorship and literary property rights, including copyrights, copyright applications and copyright registrations, and moral rights; (iii) confidential trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information; (iv) trademarks, service marks, logos, images, trade dress, domain names, trade names, and service names, whether or not registered, and the goodwill associated therewith; and (v) rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property anywhere in the world, including all intellectual property rights in and to customer lists, databases, data collections, engineering data, manufacturing and production processes and procedures, design documents and analyses, diagrams, documentation, drawings, formulae, marketing plans, methodologies, processes, program listings, protocols, sales data, schematics, specifications, computer data, computer programs and software (in any form including source code and executable or object code), web sites, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries); and (vi) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including damages for past, present or future infringement, misappropriation or unauthorized use thereof.


      Section 4.18  Contracts. As of the date of this Agreement, there are no contracts or agreements that are material to the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, imposing any material restrictions on the ability of the Company or any Company Subsidiary to engage in any line of business, issue any insurance product within any line of business, conduct business operations in any geographic location, make use of any distribution channel or market or sell insurance products to any person or group of persons. Neither the Company nor any Company Subsidiary, or to the knowledge of the Company any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary) under (i) the Company's articles or organization of bylaws, (ii) the comparable organizational instruments of any Company Subsidiary, or (iii) any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, license, franchise, permit, concession, contract, lease, sales order contract, or other instrument, understanding, obligation or agreement of any kind, whether written or oral, to which it is a party or by which it or any of its properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for breaches, violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect. No other party to any such contract has, to the knowledge of the Company, alleged that the Company or any Company Subsidiary is in violation or breach of or in default under any such contract or has notified the Company or any Company Subsidiary of an intention to modify any material terms of or not to renew any such contract, where such events would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company at the date of this Agreement, no party to any affinity marketing relationship with the Company or any Company Subsidiary has given notice with respect to the termination or material modification of such relationship or threatening litigation, or otherwise expressly communicated an intention to terminate or materially modify (or seek to terminate or materially modify) such relationship.

Section 4.19 Insurance Matters.

      (a)    The Company has made available to Parent copies of all financial examination reports and market conduct examination reports of state insurance departments with respect to any Company Subsidiary that have been issued since January 1, 2005.

      (b)    To the extent required under the Insurance Laws, all policies, binders, slips or other agreements of insurance and other agreements and materials that are issued or used in connection with the Company Subsidiaries' business, including applications, brochures and marketing materials, premium rates and reinsurance agreements, are, in all material respects, on forms approved by applicable insurance regulatory authorities or filed and not objected to by such authorities within the period provided for objection, and, in either case, not subsequently disapproved or required to be withdrawn or retired from issuance or use which have not been so withdrawn or retired. To the knowledge of the Company, any rates of the Company Subsidiaries required to be filed with or approved by any applicable Governmental Authority have in all material respects been so filed or approved and the rates applied by each of the Company or the Company Subsidiaries conform in all material respects to the relevant filed or approved rates.

      (c)    To the knowledge of the Company, as of the date of this Agreement, no person performing the duties of insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler or broker on behalf of the Company or any of the Company Subsidiaries individually accounting for 1% or more of the total gross premiums of all Company Subsidiaries for the year ended December 31, 2006 (collectively, "Company Producers") has indicated to the Company or any Company Subsidiary that such Company Producer will be unable or unwilling to continue its relationship as a


Company Producer with the Company or any Company Subsidiary within twelve months after the date hereof. To the knowledge of the Company, since January 1, 2006, at the time any Company Producer wrote, sold, or produced business, or performed such other act for or on behalf of the Company or any Company Subsidiary that may require a license under applicable Insurance Laws, such Company Producer was duly licensed and appointed as required by applicable Insurance Law, in the particular jurisdiction in which such Company Producer wrote, sold, produced, solicited, or serviced such business, and each of the agency agreements and appointments between the Company Producers, including as subagents under the Company's affiliated insurance agency, and the Company and any Company Subsidiary, is valid, binding and in full force and effect in accordance with its terms. To the knowledge of the Company, as of the date of this Agreement, no Company Producer has been since January 1, 2005, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale or production of insurance or other business for the Company or any Company Subsidiary, except for such violations that would not reasonably be expected to have a Company Material Adverse Effect.

      (d)    To the knowledge of the Company, all reinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any material existing rights, obligations or liabilities (the "Company Reinsurance Agreements") are in full force and effect. Copies of all Company Reinsurance Agreements that are in effect on the date of this Agreement have been made available to Parent. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance treaty, binder or other agreement to which the Company or any Company Subsidiary is a party, is in default in any material respect as to any provision thereof. Where the Company Subsidiary is a cedent, the Company has not received any written notice to the effect that the financial condition of any party to any such agreement is impaired such that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.

      (e)    With respect to any Company Reinsurance Agreement for which the Company or any Company Subsidiary is taking credit on its most recent statutory financial statements or has taken credit on any statutory financial statements from and after January 1, 2005, (i) there has been no separate written or oral agreements between any of the Company or any Company Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect in any material respect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed, or amended on or after January 1, 2005, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the domiciliary state insurance departments for each of the Company and the Company Subsidiaries, (iii) each of the Company and the Company Subsidiaries complies and has complied from and after January 1, 2005 in all material respects with all of the requirements set forth in SSAP No. 62 and (iv) each of the Company and the Company Subsidiaries has and has had from and after January 1, 2005 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

      (f)    Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of all actuarial reports in the possession or control of the Company or any Company Subsidiary prepared by actuaries, independent or otherwise, with respect to the Company or any Company Subsidiary since January 1, 2005, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). To the knowledge of the Company, each Company Actuarial Analysis was based upon, in all material respects, an accurate inventory of policies in force for the Company and the Company Subsidiaries, as the case may be, at the relevant time of preparation and


was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).

      Section 4.20  Brokers and Finders. Except for the fees and expenses payable to Bear, Stearns & Co. Inc. (the "Company Financial Advisor"), the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been made available to the Parent), no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      Section 4.21  Opinion of Company Financial Advisor. The Company Financial Advisor has rendered an opinion to the Board of Directors of the Company, dated the date of this Agreement, to the effect that, as of such date, the Common Stock Consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. The Company has been advised that the Company Financial Advisor will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by the Company Financial Advisor, a reference to the opinion in the Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

Parent and Subsidiary jointly and severally represent and warrant to the Company that:

      Section 5.1  Organization. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and otherwise operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so qualified and in good standing would not reasonably be expected to prevent or delay the consummation of the Merger.

Section 5.2 Authority; Non-Contravention; Approvals.

      (a)    Parent and Subsidiary each have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been approved by the Board of Directors of Parent and adopted by the Board of Directors of Subsidiary and has been approved by the sole shareholder of Subsidiary. No other corporate proceeding on the part of Parent or Subsidiary is necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming due authorization, execution and delivery by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights or by a court's application of general equitable principles.

      (b)    The execution, delivery and performance of this Agreement by each of Parent and Subsidiary and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an


event which, with, or without notice or passage of time or both, would constitute a default) under, or result in the termination of or a loss of a benefit under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent or Subsidiary under any of the terms, conditions or provisions of (i) the respective certificates of incorporation, articles of organization or bylaws (or equivalent documents) of Parent or any of its subsidiaries, including Subsidiary; (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to Parent or any of its subsidiaries, including Subsidiary or any of their respective properties or assets; or (iii) any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries, including Subsidiary is now a party or by which Parent or any of its subsidiaries, including Subsidiary or any of their respective properties or assets may be bound or affected; other than (in the case of clauses (ii) and (iii) above) such violations, conflicts, breaches, defaults, terminations, losses of benefit, accelerations or creations of Liens that would not reasonably be expected to have a Parent Material Adverse Effect. As used herein, "Parent Material Adverse Effect" shall mean an event, circumstance, change or effect, individually or in the aggregate, that would or would reasonably be expected to materially delay or materially impair the ability of Parent or Subsidiary to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

      (c)    Except for (i) the Antitrust Filings, (ii) the Merger Filing, (iii) and approvals or filings of Parent and Subsidiary under all applicable Insurance Laws as set forth in Schedule 5.2 of this Agreement (the "Parent Insurance Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

      Section 5.3  Compliance with Applicable Laws. Parent and Subsidiary are (i) in compliance with the terms of their respective certificate or articles of organization, bylaws or other charter or organizational documents and (ii) in compliance with all Laws except to the extent any non-compliance, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

      Section 5.4  Litigation. At the date of this Agreement, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any of its subsidiaries or its or their property is pending or, to the best knowledge of Parent, threatened that would reasonably be expected to have a Parent Material Adverse Effect.

      Section 5.5  Information Supplied. None of the information to be provided by Parent or Subsidiary for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 5.6  Financing. As of the Closing, Parent will have sufficient funds to consummate the Merger and the other transactions contemplated hereby, and to satisfy its and Subsidiary's obligations under this Agreement, including, without limitation, the obligation to deliver to the Paying Agent cash in immediately available funds equal to the aggregate Common Stock Consideration and Equity Award Consideration pursuant to Article III and to consummate the Merger and other transactions contemplated hereby and to pay all of Parent's and Subsidiary's related fees and expenses. Parent has delivered to the Company a true and correct copy of a commitment for financing received by Parent (the "Commitment"). As of the date of this Agreement, the Commitment has not been withdrawn, terminated, amended or


supplemented. To Parent's knowledge, the Commitment is a valid and enforceable obligation of the lender named therein, subject to the terms and conditions set forth therein. There are no other conditions to the obligations of the lender that have been agreed to by Parent and are not set forth therein.

      Section 5.7  Subsidiary. True and complete copies of the articles of organization and bylaws of Subsidiary, each as in effect as of the date of this Agreement, have previously been made available to the Company. Subsidiary was formed solely for the purposes of engaging in the transactions contemplated hereby, and has not engaged, and will not engage, in any other business activities and has conducted its operations only as contemplated hereby.

      Section 5.8  Brokers and Finders. Except for the fees and expenses payable to Citigroup Global Markets Limited, no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission for which the Company could become liable in connection with the transactions contemplated by this Agreement.

      Section 5.9  Massachusetts Business Combination Law. At no time since December 31, 2002 has Parent or Subsidiary or any of their affiliates or associates (as those terms are defined in the Massachusetts Business Combination Law) been an "interested shareholder" of the Company within the meaning of the Massachusetts Business Combination Law.

ARTICLE VI

COVENANTS OF THE PARTIES

      Section 6.1  Conduct of the Company's Business. The Company covenants that during the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, except to the extent required by Law or as provided in Section 6.1 of the Company Disclosure Schedule, and except as otherwise expressly required or permitted by this Agreement, unless Parent shall otherwise consent in writing:

      (a)    the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action, except in the ordinary course of business consistent with past practice and the Company shall use reasonable best efforts to preserve intact its present business organizations, goodwill and relationships with third parties and to keep available the services of its present officers and employees and preserve their relationships with customers, supplies, and others having business dealings with the Company and each Company Subsidiary;

(b) the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

            (i)    sell, pledge, lease, dispose of or encumber any property or assets, except in the ordinary course of business consistent with past practice or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(ii) amend or propose to amend its articles of organization or bylaws (or comparable organizational documents);

            (iii)    except for declaration and payment of the Company's regular quarterly dividends, which shall not exceed $0.30 in cash per share of outstanding Company Common Stock per quarter, split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any

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dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to such shares (except for any dividends paid by a wholly-owned direct or indirect Company Subsidiary to such Company Subsidiary's parent);

(iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock;

            (v)    issue, sell or agree to issue or sell any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Company Plans or otherwise; provided, however, that the Company may issue shares of Company Common Stock (A) upon exercise of Options or ACIC Options that are outstanding on the date of this Agreement or are permitted under this Agreement to be issued following the date of this Agreement and are exercised in accordance with their respective terms as in effect on the date of this Agreement and (B) pursuant to commitments entered into before the date of this Agreement pursuant to other Company Plans as in effect on the date of this Agreement;

(vi) acquire any material assets (including securities) or merge or consolidate with any person or engage in any similar transaction;

            (vii)    except for borrowings and re-borrowings in the ordinary course of business under credit facilities in existence on the date of this Agreement (including all future renewals, replacements and extensions thereof), incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness, guarantee any debt of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business or issue any debt securities;

(viii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or a wholly-owned Company Subsidiary;

(ix) make or rescind any Tax election or settle or compromise any Tax liability of the Company or any Company Subsidiary;

            (x)    amend any Tax Return, change an annual Tax accounting period, adopt or change any Tax accounting method (except as required by applicable law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any taxes;

(xi) make or agree to make any capital expenditures in excess of $1.0 million in any case and $5.0 million in the aggregate;

            (xii)    pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the SEC Reports or incurred since the date of such financial statements in the ordinary course of business;

(xiii) (A) modify, amend or terminate any Material Contract, (B) waive, release or assign any material rights or claims, (C) waive in any material respect the benefits of, or agree

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to modify in any manner, any confidentiality, standstill or similar agreement, or fail in any material respect to enforce any such agreement to the full extent reasonably practicable, including by seeking injunctive relief and specific performance or (D) except in the ordinary course of business, enter into any Contract that would be deemed to be a Material Contract;

            (xiv)    (A) make any change in executive compensation other than in the ordinary course of business, (B) increase the compensation or benefits of any director, officer or employee, other than in the ordinary course that are consistent with past practice, (C) adopt any amendment to a Company Plan, (D) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director or officer, (E) accelerate the payment of compensation or benefits to any director, officer or employee, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan or compensation agreement or arrangement; or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined or (G) take any action that could give rise to severance benefits payable to any officer, director, or employee of the Company or any Company Subsidiary as a result of consummation of any of the transactions contemplated by this Agreement;

            (xv)    make any material change to its methods of accounting in effect on the date hereof, except as required by changes in GAAP as concurred with by the Company's independent auditors, or change its fiscal year;

(xvi) enter into any transaction with any of its affiliates other than pursuant to arrangements in effect on the date hereof;

            (xvii)    accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any receivables or payables, in each case, other than in the ordinary course of business;

            (xviii)    amend or modify the existing agreement between it and Company's Financial Advisor or enter into any new agreement with, or otherwise engage, any additional advisors or consultants in connection with the Merger and the transactions contemplated by this Agreement (unless, after receipt of an Acquisition Proposal, the Board of Directors determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its obligations under applicable Laws) or agree to any bonus or premium payment to any advisor; or

            (xix)    authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of the Company contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the Merger not being satisfied or in a material delay in the satisfaction of such conditions.

Section 6.2 Reasonable Best Efforts to Consummate.

      (a)    Subject to the terms and conditions of this Agreement, each of the parties hereto shall (and shall cause its respective subsidiaries, if any, to) use all reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to (i) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, and (ii) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any third party required in order to maintain in full force and


effect any of the Company Permits or the Company's contracts, licenses or other rights following the Merger and the other transactions contemplated by this Agreement.

      (b)    Without limiting the generality of anything contained in Section 6.2(a) or elsewhere in this Agreement, each of the parties undertakes and agrees to file as promptly as practicable following the execution and delivery of this Agreement, and in any event within twenty business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice, Antitrust Division (the "Antitrust Division") and as promptly or reasonably practicable to make all other required Antitrust Filings. Each of the parties shall (i) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or other applicable Governmental Authorities for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority; and (ii) not extend any waiting period under the HSR Act and other applicable antitrust or competition laws, rules or regulations or enter into any agreement with the FTC, the Antitrust Division or other applicable Governmental Authorities not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority with respect to the Merger (including if so requested by the Company by agreeing to dispose of, hold separate or accept limitations on the activities of, any businesses or assets) so as to enable the Closing to occur as soon as reasonably possible, but in any event in sufficient time to ensure that the Effective Time occurs before the Termination Date (as defined below). Each party shall (i) promptly notify the other party of any written communication to that party or its affiliates from any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Merger and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

      (c)    Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.

      (d)    The Company and Parent will cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons so that all Company Permits and contracts of the Company and each Company Subsidiary will remain in full force and effect after the Effective Time.

      (e)    Notwithstanding anything to the contrary in this Agreement, (x) neither Parent nor any of its subsidiaries shall be required in connection with any Company Regulatory Approval or Parent Insurance Approval, (i) to take any action that would be reasonably expected to adversely affect Parent or its affiliates (other than the Company) following the consummation of the Merger in any material respect,


(ii) if it would reasonably be expected to have a Company Material Adverse Effect, (A) sell, divest, hold separate, or otherwise dispose of any of their or of the Company's or any of the Company Subsidiaries' respective businesses, product lines or assets or (B) conduct their or the Company's or any of the Company Subsidiaries' respective businesses in a specified manner, or (iii) agree to take any of the actions set forth in the immediately preceding clauses (i) or (ii), and (y) no party to this Agreement shall be required (in seeking any Company Regulatory Approvals or Parent Insurance Approvals or otherwise) to waive any of the conditions to the Merger set forth in Article VII as they apply to such party to this Agreement.

Section 6.3 Preparation of Proxy Statement; Meeting of Shareholders.

      (a)    The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file a preliminary form of the Proxy Statement with the SEC and each of the Company and Parent shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC's staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Parent, mail to its shareholders such an amendment or supplement. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and the related proxy materials and any proposed amendment or supplement to the Proxy Statement prior to its filing with the SEC or dissemination to the Company's shareholders. The Company shall not use any proxy material (including, without limitation, the Proxy Statement or any amendment or supplement thereto) in connection with the Shareholders Meeting without the prior approval of Parent, which approval shall not be unreasonably withheld.

      (b)    Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Company's shareholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the Company.

      (c)    The Company shall, in accordance with applicable Law and its articles of organization and by-laws, as promptly as reasonably practicable, duly call, give notice of, convene and hold the Shareholders Meeting for the purpose of obtaining the Company Shareholders' Approval. Subject to the fiduciary duties of the Company's Board of Directors under applicable law, the Company shall include in the Proxy Statement the recommendation of its Board of Directors that the Company Shareholders' approval be given (the "Recommendation"). Notwithstanding anything to the contrary in this Agreement, the Company may (and shall, if so reasonably requested by Parent) adjourn or postpone the Shareholders Meeting to such future date as the Company may reasonably determine, if (x) as of the time for which the Shareholders Meeting is then scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary


to conduct the business of such Shareholders Meeting or (y) the Company determines in good faith, after consultation with outside counsel, that applicable Law or fiduciary duties of the Board of Directors require the Company to supplement or amend the Proxy Statement in advance of a vote on such approval.

      (d)    Notwithstanding anything to the contrary in clause (c) of this Section 6.3, at any time before the approval of the Merger and the other transactions contemplated by this Agreement, the Recommendation may be withdrawn or modified if the Board of Directors determines in good faith, after receiving the advice of the Company's outside legal counsel, that the failure to withdraw or modify such recommendation would be inconsistent with the fiduciary obligations of the Company's Board of Directors.

      Section 6.4  Public Statements. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the New York Stock Exchange or any other securities exchange (the "Exchange Rules"), the Company will not cause and will use its reasonable best efforts not to permit any public announcement with respect to the subject matter of this Agreement. The initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall require the prior mutual agreement and approval of both Parent and the Company and any subsequent press releases or other public statements (unless required by applicable law or the Exchange Rules) with respect to the Merger or the other transactions contemplated by this Agreement shall be made by or on behalf of the Company, only following prior consultation with and approved by Parent.

      Section 6.5  Access to Information; Confidentiality. The Company shall, and shall cause its officers, directors, employees, representatives and agents to, provide to Parent and its officers, directors, employees, consultants, agents, counsel, financial advisors, lenders, advisors and other representatives (collectively "Parent Representatives") with full access during normal business hours with reasonable notice throughout the period from the date of this Agreement through the Effective Time to all of the Company's properties, books, contracts, commitments and records (including, but not limited to, Tax Returns and records) and, during that period, shall furnish promptly to Parent or Parent's Representatives such other information and data concerning the Company's business, properties and personnel as Parent reasonably may request; provided, further, that the foregoing shall not require the Company (a) to permit any inspection or to disclose any information that in the Company's good faith opinion, after consultation with legal counsel and with Parent, would (i) breach in any material respect any confidentiality obligation imposed by contract or under applicable law, or (ii) violate U.S. antitrust laws or (b) to disclose any information of the Company or any of its Subsidiaries that in the Company's good faith determination, after consultation with legal counsel, is deemed to be privileged. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Except as required by law, Parent and Subsidiary shall hold, and shall cause the Parent Representatives to hold, in strict confidence all nonpublic documents and confidential information furnished to Parent, Subsidiary and any Parent Representative in connection with the transactions contemplated by this Agreement in accordance with the confidentiality agreement dated as of August 22, 2007 between the Company and Parent (the "Confidentiality Agreement").

Section 6.6 Acquisition Proposals.

      (a)    The Company shall, and shall cause each Company Subsidiary and its and their respective officers, directors, employees, representatives and agents to, immediately cease any activities, discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal, and require the return or destruction of all confidential information regarding the Company and the Company Subsidiaries provided to any such persons on or prior to the date of this Agreement pursuant to


the terms of any confidentiality agreement or otherwise to the extent provided by any such confidentiality agreement, in each case subject to any restriction or other limitation set forth in any such confidentiality agreement. None of the Company, the Company Subsidiaries nor any of their respective officers, directors, employees, consultants, agents, advisors and other representatives (collectively, the "Company Representatives") shall, directly or indirectly, (i) initiate, participate, solicit or encourage (including by way of providing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations hereunder or propose or agree to do any of the foregoing.

      (b)    Notwithstanding anything to the contrary in Section 6.6(a), until the Company Shareholders' Approval is obtained, if the Company has received from a third party an unsolicited written Acquisition Proposal that the Company's Board of Directors determines in good faith constitutes or reasonably could be expected to lead to a Superior Proposal (as defined below), then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making the Acquisition Proposal (pursuant to a customary confidentiality agreement not less restrictive of such person, in the aggregate, than the Confidentiality Agreement) and (B) participate in discussions or negotiations with such person regarding the Acquisition Proposal; provided, however, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any Company Subsidiary that is provided to any person pursuant to this Section 6.6(b) and was not previously provided to Parent. (For purposes of this Section 6.6(b), material non-public information will be deemed to have been provided to Parent if it has been posted on the data site utilized by the Company in connection with the transactions contemplated by this Agreement at a time when Parent and its advisers continue to have substantially the same access to such data site as during the negotiation of this Agreement and receive notice of the additions to the data site.)

      (c)    The Company shall immediately advise Parent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal; provided, however, that the identity of the person making such request or Acquisition Proposal need not be provided until such time as it provides the Parent Notice (as defined below). The Company will immediately inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Acquisition Proposal. The Company will promptly provide Parent with any documents received from any such person and promptly provide Parent such information as it may reasonably request.

      (d)    Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Company Shareholders' Approval, the Company receives an Acquisition Proposal which the Company's Board of Directors determines in good faith constitutes a Superior Proposal, the Company's Board of Directors may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its obligations under applicable Laws; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.6(d) and any purported termination pursuant to this Section 6.6(d) shall be void, unless concurrently with such termination the Company pays the Termination Fee (as defined below) payable


pursuant to Section 8.2(b); and provided, further, that the Board of Directors may not terminate this Agreement pursuant to this Section 6.6(d) unless the Company shall have provided prior written notice to Parent (the "Parent Notice"), at least four business days in advance (the "Notice Period"), of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of the Superior Proposal (including the identity of the party making the Superior Proposal), and shall be accompanied by a copy of a draft of the definitive agreement proposed to be entered into with respect to the Superior Proposal (it being understood that in the event that any material revisions (or revisions that in the aggregate are material) are made to the initial Superior Proposal, the Company shall deliver to Parent within one business day written notice of any such material revisions (including a detailed description thereof) and a new Notice Period shall be deemed to have commenced with respect to such modified Superior Proposal on the date of delivery of such notice to Parent). The Company's Board of Directors shall direct the Company Representatives to negotiate in good faith with Parent and its representatives regarding any proposal Parent may make following any such notice of a Superior Proposal.

      (e)    Nothing contained in this Agreement shall prohibit the Company's Board of Directors from (i) taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any other disclosure to the Company's shareholders if, in the case of any disclosure described in this clause (ii), the Company's Board of Directors determines in good faith, after consultation with outside counsel, that such disclosure is required under applicable Law.

(f) For purposes of this Agreement:

      "Acquisition Proposal" means any inquiry, proposal, offer or expression of interest by any third party (i) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (iii) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Company Subsidiary) that represent 20% or more of the assets of the Company, in each case other than the transactions contemplated by or expressly permitted under this Agreement.

      "Superior Proposal" means any Acquisition Proposal (but replacing references to "20% or more" in the definition of Acquisition Proposal with "all or substantially all") on terms that the Company's Board of Directors determines in good faith after consultation with the Company's financial advisor to be superior from a financial point of view to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement, and including in each case the risks and probabilities of consummation).

      Section 6.7  Expenses and Fees. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 6.8 Directors' and Officers' Indemnification and Insurance.

      (a)    Parent agrees that all rights to indemnification and related rights to advancement of expenses on the part of each person who at the Effective Time is a current or former director or officer of the Company, including all such rights existing pursuant to the MBCA, the Company's articles of organization or bylaws or any written agreement between any such person and the Company in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect until 180


days after the expiration of the longest applicable statute of limitation; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Parent shall cause the Surviving Corporation to comply with its obligations with respect to such rights to indemnification and advancement of expenses.

      (b)    Parent agrees that, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the insurance coverage provided under the policies of directors' and officers' liability insurance maintained by the Company at the date of this Agreement; provided, however, that the Surviving Corporation may substitute therefor policies issued by reputable and financially sound carriers that provide at least the same coverage, on terms and conditions which are no less advantageous to such persons but only if such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company prior to the date of this Agreement; and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.8, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Parent's obligations under this paragraph may be satisfied by the purchase of a "tail" insurance policy that provides the coverage described above.

      (c)    If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.8.

      (d)    The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. Parent hereby guarantees the performance of the Surviving Corporation's obligations under this Section 6.8.

Section 6.9 Employee Benefits.

      (a)    Except as otherwise provided herein, following the Effective Time, Parent shall honor, and cause the Surviving Corporation to honor, each Company Plan and the related funding arrangements of such Company Plan in accordance with its terms. Without limiting the generality of the foregoing, Parent shall honor, and cause the Surviving Corporation to honor, all rights to vacation, personal and sick days accrued by employees of the Company and its subsidiaries under any plans, policies, programs and arrangements of the Company and the Company Subsidiaries through and including the Effective Time. Nothing herein shall prohibit any changes to any Company Plan that are (i) required by law (including any applicable qualification requirements of Section 401(a) of the Code); or (ii) necessary as a technical matter to reflect the transactions contemplated hereby. Nothing herein shall require Parent to continue any particular Company Plan or any particular practice or course of conduct with respect to any Company Plan or prevent the amendment or termination of any plan or benefits (subject to the obligation to provide severance pay and benefits as provided above).

      (b)    With respect to any employee benefit plans in which any employees of the Company or its subsidiaries first become eligible to participate, on or after the Effective Time, and in which the Company employees did not participate prior to the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and the Company Subsidiaries under any such new plans in


which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Plan; (ii) provide each employee of the Company and the Company Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; (iii) recognize all service of such employees for all purposes (including, without limitation, purposes of eligibility to participate and vesting) in any such new plan in which such employees may be eligible to participate after the Effective Time; and (iv) with respect to flexible spending accounts, provide each employee of the Company and the Company Subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided, that the foregoing shall not apply to the extent it would result in duplication of benefits.

      (c)    As soon as reasonably practicable after the date hereof, the Company will cause the governing documents of The Commerce Group, Inc. Employee Stock Ownership Plan (the "Plan") to be amended in accordance with its terms and applicable law so that as of the Closing the portion of the Plan intended to qualify as an employee stock ownership plan within the meaning of Section 4975(e) of the Code (the "ESOP") is terminated, such amendments to be subject to Parent's review and approval. The Company will submit the Plan as so amended to the IRS in order to obtain a favorable determination letter as to the Plan's tax-qualified status following such amendment.

      (d)    The Company will amend, within the applicable remedial amendment period, any Company Plan in order to comply with the requirements of Section 409A of the Code to the extent applicable and the guidance with respect thereto issued by the IRS and the U.S. Department of the Treasury, provided however, that nothing in this Section 6.9(d) shall require the Company to amend a Company Plan terminated prior the end of such remedial amendment period in accordance with such requirements and guidance.

      (e)    For the avoidance of doubt, Parent covenants that at all relevant times at and after the Effective Time no RSU Agreement Participant (as defined by the RSU Agreement) shall be a "covered employee" within the meaning of Section 162(m) of the Code, and no distribution in respect to any RSU Agreement shall be deferred by Parent, the Surviving Corporation or otherwise pursuant to Section 4(c) of any RSU Agreement.

Section 6.10 Certain Covenants Regarding Agents.

      (a)    As promptly as practicable following the date of this Agreement and in compliance with applicable Law, Parent and the Company shall develop a joint plan (the "Agency Plan") for the communication with and retention of the Company's agency force.

      (b)    Prior to the Effective Time, the Company shall take such action as Parent may reasonably request to terminate, subject to the occurrence of the Effective Time, the right of any person to obtain from the Company an Agent Option after the Effective Time.

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      Section 6.11  Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Company Common Stock with respect to which it or any of its subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at the Shareholders Meeting and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

      Section 6.12  Commitment. Parent shall provide the Company written notice within 48 hours of such time as the Commitment is withdrawn or terminated, or amended or supplemented in any respect, or if any event occurs which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Subsidiary under any term or condition of the Commitment, or that reasonably could be expected to result in any of the conditions precedent to the obligations of the lender and its affiliates under the Commitment not being satisfied.

ARTICLE VII

CONDITIONS

      Section 7.1  Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement at and following the Closing are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) the Company Shareholders' Approval shall have been obtained;

      (b)    no statute, rule, ruling, regulation, executive order, writ, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, ordered, promulgated, issued or enforced by any court or other Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting the consummation of the Merger shall be in effect;

      (c)    any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated and the Company Regulatory Approvals and the Parent Insurance Approvals shall have been obtained or satisfied, as applicable.

      Section 7.2  Conditions to Obligations of Parent and Subsidiary. The obligations of Parent and Subsidiary to effect the Merger and to consummate the other transactions contemplated by this Agreement are further subject to the following conditions, any one or more of which may be waived by Parent:

      (a)    the representations and warranties of the Company contained in this Agreement (i) that are contained in Sections 4.2(a), 4.2(b), 4.2(d), 4.2(g), 4.3(a) and 4.4(a) shall be true and correct (except, in the case of Sections 4.2(a), 4.2(b), 4.2(d) and 4.2(g), for such inaccuracies that would not materially increase the aggregate Common Stock Consideration and Equity Award Consideration, taken as a whole, paid on account of the Merger, and except in the case of Section 4.3(a) for such inaccuracies that would not be material to the Surviving Corporation or its direct or indirect interest in the assets or earnings of any Company Subsidiary) as of the date of this Agreement and the Closing Date as if made on such date (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct as of such earlier date); (ii) that are qualified as to Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and the Closing Date as if made on such date (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct as of


such earlier date); and (iii) that are not so qualified shall be true and correct as of the Closing Date in all material respects (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date), except in the case of the representations and warranties referred to in this clause (iii) for any failure to be true and correct in all material respects that would not reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

      (c)    Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions contained in Sections 7.2(a) and (b) have been satisfied;

(d) since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and

      (e)    the Company shall have delivered to Parent a certificate in the form contemplated by Section 897 of the Code to the effect that the Company is not and has not been within five years of the date of the certificate a "United States real property holding corporation" within the meaning of Section 897 of the Code, and shall have filed a notice with the IRS in accordance with Treasury Regulation Section 1.897-2(h).

      Section 7.3  Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement at and following the Closing are further subject to the following conditions, any one or more of which may be waived by the Company:

      (a)    the representations and warranties of Parent and Subsidiary set forth in this Agreement (i) that are qualified as to a Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and the Closing Date as if made on such date (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct as of such earlier date), and (ii) that are not so qualified shall be true and correct as of the date of this Agreement and the Closing Date in all material respects (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date), except in the case of the representations and warranties referred to in this clause (ii) for any failure to be true and correct in all material respects that would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Parent and Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing; and

      (c)    the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions provided in Sections 7.3(a) and (b) have been satisfied.


ARTICLE VIII

TERMINATION

      Section 8.1  Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholders' Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

            (i)    the Closing has not occurred on or before July 31, 2008 (the "Termination Date"); provided, that if Parent or the Company determine in good faith that additional time is necessary in order to obtain any required Company Regulatory Approvals or Parent Insurance Approvals, the Termination Date may be extended from time to time by either party up to October 31, 2008; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available (x) to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, or materially contributed to, the failure to hold the Closing on or before the Termination Date or (y) to the Company if a vote on the Company Shareholders' Approval shall not have been duly taken at the Shareholders Meeting;

            (ii)    any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction of or by any court or other Governmental Authority of competent jurisdiction that makes the consummation of the Merger illegal shall be in effect and shall have become final and nonappealable; provided, however, that neither party may terminate this Agreement pursuant to this Section 8.1(b)(ii) unless that party first shall have used its reasonable best efforts to prevent the entry of and to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling, judgment, decision, order or injunction; or

            (iii)    either (x) the Shareholders Meeting shall have been duly held and the votes cast at the Shareholders Meeting (including any adjournment thereof) shall be insufficient to constitute the Company Shareholders' Approval or (y) a vote on the Company Shareholders' Approval shall not have been duly taken at the Shareholders Meeting (including by reason of the absence of a quorum) by the date that is five business days before the Termination Date.

(c) by the Company:

(i) in accordance with the provisions of Section 6.6(d) and upon payment of the Termination Fee, in order to enter into a definitive agreement with respect to a Superior Proposal;

            (ii)    if (A) there shall have been a breach in any material respect of any representation or warranty in this Agreement of Parent or Subsidiary or (B) Parent or Subsidiary shall not have performed or complied in any material respect with any material covenant or material agreement contained in this Agreement, and such breach of failure to perform or comply is not curable or, if curable, is not cured prior to the earlier of (i) 60 days after written notice thereof is given by the Company to Parent or (ii) two business days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement;


(d) by Parent:

            (i)    if the Company (i) materially breaches its obligations under Section 6.6, or the Board of Directors of the Company shall resolve to do so, or (ii) materially breaches its obligations under Section 6.3 and, in either case, such breach is not cured by the earlier of (x) five business days after the Company's receipt of written notice asserting such breach from Parent or (y) two business days prior to the Termination Date;

(ii) if the Company's Board of Directors shall have withdrawn or modified the Recommendation in a manner materially adverse to Parent; or

            (iii)    if (A) there shall have been a breach in any material respect of any representation or warranty in this Agreement of the Company or (B) the Company shall not have performed or complied in any material respect with any material covenant or material agreement contained in this Agreement, and such breach or failure to perform or comply is not curable or, if curable, is not cured prior to the earlier of (i) 60 days after written notice thereof is given by Parent to the Company or (ii) two business days prior to the Termination Date; provided, however, that Parent or Subsidiary is not then in material breach of this Agreement.

Section 8.2 Effect of Termination.

      (a)    In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 8.1, this Agreement forthwith shall become void and there shall be no liability or further obligation under or in respect of this Agreement on the part of the Company, Parent, Subsidiary or their respective officers or directors, other than in respect of Section 6.7, this Section 8.2 and Article IX, all of which shall survive and except that nothing herein shall relieve any party from liability or damages resulting from (i) knowing, intentional misrepresentation or fraud or (ii) a willful material breach of any covenant or agreement set forth in this Agreement.

(b) The Company agrees that a fee (a "Termination Fee") shall be payable under certain circumstances following a termination of this Agreement, as follows:

            (i)    if this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), the Termination Fee shall be payable immediately upon such termination, and

            (ii)    if (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(iii), (B) after the date of this Agreement and before the termination described in clause (A), an Acquisition Proposal by a third party has been publicly disclosed or announced and not withdrawn (x) in the case of a termination pursuant to Section 8.1(b)(iii), at least 10 days before the Shareholders Meeting or (y) in the case of a termination pursuant to Section 8.1(d)(iii), before the applicable breach by the Company, and (C) in either of the cases referred to in this clause (ii), within one year after the termination the Company shall consummate a transaction or enter into a definitive agreement or agreement in principle for a transaction with any third party that involves the consummation of a transaction described in the definition of Acquisition Proposal (but replacing references to "20% or more" with "50% or more") (an "Alternative Transaction"), then in either of the cases referred to in this clause (ii), upon consummation of the Alternative Transaction, the Company shall pay the Termination Fee.


(c) The amount of the Termination Fee shall be $68.0 million, less the amount of any Expense Reimbursement (as defined below) previously paid.

(d) The Termination Fee shall be paid as directed by Parent by wire transfer of immediately available funds promptly, but in no event later than two business days, after it first becomes due.

      (e)    If this Agreement is terminated pursuant to Section 8.1(b)(iii) in a situation described in clause (B) of Section 8.2(b)(ii), but the Termination Fee (or any portion thereof) has not been paid and is not payable because the circumstances referred to in clause (C) of Section 8.2(b)(ii) shall not have occurred, the Company shall pay at the direction of Parent as promptly as practicable (but in any event within two business days after receipt of Parent's request therefor), an amount on account of the expenses incurred by Parent and its affiliates in connection with this Agreement and the transactions contemplated hereby in the amount of $7.5 million (the "Expense Reimbursement").

      (f)    The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amount due pursuant to this Section 8.2 when it is required to be paid, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, including any costs of collection, together with interest on the amount of the amount determined to be owed at the rate of 8.0% per annum from the date such fee was required to be paid.

ARTICLE IX

GENERAL PROVISIONS

      Section 9.1  Amendment. This Agreement may not be amended except by action authorized by the respective Boards of Directors of Parent and the Company and taken before or after the Company Shareholders' Approval is obtained and prior to the time of the Merger Filing; provided, however, that after the Company Shareholders' Approval is obtained, this Agreement may not be amended to (i) change the amount or kind of consideration to be received by the holders of Company Common Stock pursuant to the terms of this Agreement; (ii) change the articles of organization of the Surviving Corporation, except for changes permitted by Section 10.05 of the MBCA; or (iii) change any of the other terms or conditions of this Agreement if the change would adversely affect the holders of Company Common Stock in any material respect.

      Section 9.2  Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      Section 9.3  Non-Survival. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and after the Effective Time, none of the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto. None of the covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights or obligations arising out of the breach of any such covenant or other agreement, shall survive the Effective Time except


for those covenants or agreements that by their terms apply or are to be performed in whole in part after the Effective Time, and except that this Article IX shall survive the Effective Time.

      Section 9.4  Notices. All notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number (or such other address or facsimile number for such party as shall be specified by such party by notice given hereunder):

If to Parent or Subsidiary, to:

Mapfre S.A. Carretera de Pozuelo no 52, 28220, Majadahonda, Madrid, Spain Telephone: (+34) 91 581 10 41 Facsimile: (+34) 91 581 11 43 Attention: José Manuel González and Claudio Ramos Rodríguez with a copy (which shall not constitute notice) to:

Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Telephone: (212) 878-8000 Facsimile: (212) 878-8375 Attention: John A. Healy

If to the Company, to:

The Commerce Group, Inc. 211 Main Street Webster, MA 01570 Telephone: (508) 949-4554 Facsimile: (508) 949-4265 Attention: General Counsel

with a copy (which shall not constitute notice) to:

Nutter, McClennen & Fish, LLP World Trade Center West 155 Seaport Boulevard Boston, Massachusetts 02210 Telephone: (617) 439-2288 Facsimile: (617) 310-9288 Attention: Michael K. Krebs

All such notices and other communications shall be deemed received (i) in the case of personal delivery, upon actual receipt by the addressee, (ii) in the case of overnight delivery, on the first business day following delivery to the overnight delivery service, (iii) in the case of mail, on the date of delivery


indicated on the return receipt and (iv) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail by overnight courier a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

Section 9.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS MANDATORILY APPLY TO THE MERGER.

      Section 9.6  Jurisdiction. Each of the Company, Parent and Subsidiary hereby irrevocably and unconditionally consents and agrees to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.6 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court that is a New York Court to the extent the basis for such removal exists under applicable law.

      Section 9.7  Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Article III (which shall be for the benefit of the holders of the Company Common Stock) and Section 6.8 (which shall be for the benefit of each of the present and former directors and officers of the Company and its Subsidiaries).

      Section 9.8  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any law or public policy, all other terms and provisions of this Agreement nevertheless shall remain in full force and effect.

      Section 9.9  Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      Section 9.10  Interpretation; Certain Definitions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the words "include," "includes," "including" or other similar terms are deemed to be followed by the words "without limitation" and are intended by the parties to be by way of example rather than limitation, (c) reference to any Article or Section means such Article or Section of this Agreement, (d) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (e) the definitions contained in this Agreement are applicable to the singular as well as the plural


forms of such terms, (f) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a business day, such action shall be taken on the next business day following such day, (g) the use of "or" is not intended to be exclusive unless expressly indicated otherwise, (h) "ordinary course of business" (or similar terms) shall be deemed followed by "consistent with past practice," (i) "assets" shall include "rights," including rights under contracts and (j) "reasonable efforts" or similar terms shall not require the waiver of any rights under this Agreement. As used in this Agreement, "business day" means any day other than a Saturday, a Sunday or other day on which commercial banks in New York City, New York or Madrid, Spain are permitted or required by law or executive order to be closed for the conduct of regular banking business, and except where the context otherwise requires, "person" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department, agency or subdivision thereof, including the permitted successors and assigns of such person, and a person is a "subsidiary" of another person if the latter person holds, directly or indirectly, 50% or more of the common equity or equivalent ownership right of or in the first person or securities representing in the aggregate the power to appoint a majority of the directors (or other body or person having equivalent authority) of the first person. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted the provision.

      Section 9.11  Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 9.12  Obligations of Parent and of the Company. Whenever this Agreement requires a subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Company Subsidiary to take such action.

      Section 9.13  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

      Section 9.14  Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representations, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

[Signature Page Follows]


IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

MAPFRE S.A.

By:
Name:
Title:

MAGELLAN ACQUISITION CORP.

By:
Name:
Title:

THE COMMERCE GROUP, INC.

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger